STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Resource Services Inc. was held on April 7, 2008.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "" so that, as amended, said Article shall be and read as follows:

Fourth: The Corporation shall have authority to issue is: Fifty Million (50,000,000) These shares shall be divided into two classes with 40,000,000 shares designated as common stock at $.0001 par value (the *"Common Stock"*) and 10,000,000 shares designated as preferred stock at $.0001 par value (the *"Preferred Stock"*).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this day of April 7th, 2008

By:

Authorized Officer
Title: President
Name: Bipin Napal

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:13 PM 04/18/2008
FILED 04:00 PM 04/18/2008
SRV 080450111 - 4228235 FILE